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PRESS RELEASE
                             For further information contact:
                                                       Edward F. Ruttenberg
                                                       Phone: (817) 329-1600
                                                       Fax:       (817) 481-3993
                                                       Release No:  2005-18

(BW) (TX-AMERICAN-LOCKER-GROUP) AMERICAN LOCKER GROUP INCORPORATED ANNOUNCES APPOINTMENT OF NEW CHIEF FINANCIAL OFFICER

BUSINESS EDITOR

     GRAPEVINE, TX - (BUSINESS WIRE) December 21, 2005. American Locker Group Incorporated (NASDAQ: ALGI) announced that Ronald Cronin was appointed Chief Financial Officer of the Company as of December 15, 2005. Mr. Cronin, 59, has been the Company's Corporate Controller since September 2005. Mr. Cronin served from February 2005 to September 2005 as Controller of MosquitoNIX, a provider of pest control services based in Dallas, Texas. Mr. Cronin also served in multiple financial-related capacities, most recently as Regional Controller, for Metals USA Building Products, L.P., a division of Metals USA, Inc. (NASDAQ: MUSA) based in Mesquite, Texas and a premium provider of metal building products for the home and commercial building industry.

     Edward F. Ruttenberg, the Company's Chairman and Chief Executive Officer, stated, "The Company is delighted to have Ron Cronin as its Chief Financial Officer. Ron's contributions as the Company's Corporate Controller have been significant, and we are confident that his leadership and talents will continue to be invaluable to the Company in his new role as Chief Financial Officer."

The matters discussed in this press release which contain forward-looking statements, including without limitation, statements relating to the Company's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the Safe Harbor Provisions of the Private
Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve certain known and unknown risks, some of which are beyond the Company's control, including, among others, risks related to (i) the Company's plans, strategies, objectives, expectations, and intentions, which are subject to change at any time at the

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discretion of the Company,  (ii) the successful  implementation of the Company's restructuring plan, including a significant reduction of annual selling, general and administrative expenses and the restructuring of its bank debt on terms acceptable to its lenders, (iii) new product development by the Company, (iv) the Company's liquidity and capital resources, (v) the Company's competition, and (vi) other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission. The Company's
actual   results   could  differ   materially   from  those   expressed  in  any
forward-looking statement made by or on the Company's behalf. In light of these risks and uncertainties, there can be no assurance that the forward-looking information will, in fact, prove to be accurate. The Company has undertaken no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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